Exhibit 10.25

December 17, 2008	JDS Uniphase Corporation 430 N. McCarthy Boulevard Milpitas, CA 95035
www.jdsu.com

Thomas H. Waechter

JDS Uniphase Corporation

430 North McCarthy Blvd

Milpitas, California 95035

Dear Tom,

On behalf of the Board of Directors of JDS Uniphase Corporation (sometimes hereafter referred to as “JDSU” or “the Company”), it is my pleasure to confirm our offer of a promotion to the position of Chief Executive Officer and President of JDSU, effective January 1, 2009. The terms of your employment as Chief Executive Officer and President will be as follows.

This is a regular full-time position. Your new salary will be $700,000 per year, less required deductions. Your grade level within JDSU’s compensation structure will be E400 and your category of employment will be Exempt. Additionally, you will be appointed to serve as a member of the Company’s Board of Directors effective upon the commencement of your service as the Company’s Chief Executive Officer and President.

Your employment with JDSU will include participation in the Company’s general cash incentive programs as such programs are approved by the Board of Directors from time to time, with an target incentive opportunity of 100% of your base salary, and commencing with the Company’s Incentive Plan for the second half of our 2009 fiscal year. Your performance objectives will be determined by the Board and aligned with general corporate objectives of the Company.

Additionally, you will receive the following equity incentive awards:

1.	An award of 450,000 Performance Stock Options (the “Performance Options”), which will vest in three equal installments on the latter to occur of (i) the first, second and third anniversaries of the grant date and (ii) the appreciation of the price of the Company’s common stock such that it will have traded at a minimum of a 25% premium to the exercise price of the Performance Options for at least 30 consecutive trading days;

2.	An award of 250,000 time-based stock options, which will vest in three equal installments on the first, second and third anniversaries of the grant date (the “Time Based Options”); and

3.	An award of 200,000 restricted stock units (“RSUs”), which will vest in three equal installments on the first, second and third anniversaries of the grant date (the “Time Based RSUs”).

Equity awards will be granted on January 1, 2009, aligning with the promotion date. The exercise price of the Performance Options and Time Based Options will be the closing price of JDSU’s common stock on NASDAQ on December 31, 2008 since January 1, 2009 is not a trading day. All equity awards will be subject to the terms and conditions of the Company’s Amended and Restated 2003 Equity Incentive Plan and applicable grant agreements.

Thomas H. Waechter

December 17, 2008

The Company will reimburse you for such nominal amounts, and will be grossed-up, for transition expenses resulting from this promotion. All such amounts will be subject to approval from the Board of Directors.

You will continue to be eligible for JDSU’s comprehensive benefit program including health, vision, dental and life and disability insurance benefits on the same basis as all other eligible U.S. employees. You also will continue to be eligible to participate in the Company’s 401K Retirement Plan, Employee Stock Purchase Plan (ESPP) and the Company’s standard paid time off, paid holidays, flexible spending accounts for child and health care, and tuition reimbursement programs. Additional benefit information is available from our Human Resources Department.

Your employment with JDSU is voluntarily entered into and is for no specified period. As a result, you will continue to be free to resign at any time, for any reason, or for no reason at all. Similarly, the Company will be free to conclude its at-will employment relationship with you at any time, with or without notice or cause. This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of JDSU, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of the Company.

Notwithstanding the preceding paragraph, in the event your employment is terminated by the Company for reasons other than for “Cause” prior to any “Change of Control” (as both terms are defined below) of the Company, and subject to your execution of a separation agreement and release of claims reasonably acceptable to the Company, you will be eligible as of the effective date of such release of claims for the following severance benefits in full satisfaction of any statutory, contractual or common law entitlements which you may have or could have as a result of the termination of your employment: (i) a cash payment equivalent to two times your annual base salary as of the date of termination of employment; and (ii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months.

Furthermore, in the event your employment is terminated by the Company for reasons other than for Cause or by you for “Good Reason” (as defined below) upon or following any Change of Control of the Company, and subject to your execution of a separation agreement and release of claims reasonably acceptable to the Company, you will be eligible as of the effective date of such release of claims for the following severance benefits in full satisfaction of any statutory, contractual or common law entitlements which you may have or could have as a result of the termination of your employment: (i) a cash payment equivalent to three times your annual base salary as of the date of termination of employment; (ii) your right, title and entitlement to any unvested options, restricted stock units, or any other securities or similar incentives which have been granted or issued to you as of the date of termination of your employment, shall immediately vest, free from any restrictions other than those imposed by applicable state and federal securities laws, provided that all such securities shall continue to be exercisable (if applicable) in accordance with the terms of each grant; and (iii) Company paid COBRA benefits continuation for a period of the lesser of the maximum allowable COBRA period or 24 months. Further, in the event it is determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this letter agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest

Thomas H. Waechter

December 17, 2008

and penalties, are hereinafter collectively referred to as the “Excise Tax”), but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to you pursuant to this paragraph shall be reduced (but not below zero) to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”).

The Company and you acknowledge and agree that, notwithstanding anything herein to the contrary, this letter agreement is intended to comply with the provisions of Code section 409A, as in effect from time to time. The intent of this letter agreement is that you not be subject to any tax liability or penalty by reason of the application of Code section 409A(a)(1) with respect to any amount payable under this letter agreement. To the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i) (prohibiting certain payments to a “specified employee” within six (6) months of such employee’s separation from service), any payment under this letter agreement that may be made to you on account of his termination of employment with the Company shall be delayed only to the extent necessary to comply with the requirements of Code section 409A(a)(2)(B)(i).

You agree that in the event your employment with the Company in the role of Chief Executive Officer and President is terminated for any reason, you will immediately tender your resignation as a member of the Company’s Board of Directors with immediate effect.

For purposes of this letter, the following terms shall be defined as follows:

“Cause” means (i) your willful malfeasance, which has a material adverse effect on the Company; (ii) substantial and continuing willful refusal by you to perform duties ordinarily performed by an employee in the same position and having similar duties; (iii) your conviction for a felony or misdemeanor which would have a material adverse effect on the Company’s goodwill if you are retained as an employee of the Company; or (iv) your willful failure to comply with material policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions. If the act of failure to act which is the basis for a decision by the Board to terminate your employment for Cause is such that it is susceptible to cure, the Board shall provide you notice that it intends to terminate your employment for Cause, specifying the particular act or failure to act and providing you with thirty (30) days following such notice to cure such act or failure to act to the satisfaction of the Board. If the Board of Directors does not deliver to you a notice to cure pursuant to the preceding sentence within sixty (60) days of the Board of Directors have actual knowledge of the event constituting Cause has occurred, then such even will no longer constitute Cause.

“Good Reason” means the occurrence of any of the events or conditions described in subsections (i) through (iv) below, provided however, that with respect to subsections (i) through (iii) below only, you provide the Company with thirty (30) days notice of termination for “Good Reason”, during which time the Company shall have an opportunity to cure the occurrence or condition claimed to constitute “Good Reason”; and provided further, that such notice of resignation is submitted by you no later than sixty (60) days after the occurrence of the event or condition that you claim as the basis for termination for “Good Reason”:

(i)	a material reduction (7.5% or greater) in your base salary or target bonus without your prior written consent, except that a reduction proportionate to reductions imposed on all other members of the Company’s executive management as part of a cost reduction effort will not be a Good Reason for termination; or

Thomas H. Waechter

December 17, 2008

(ii)	a material adverse change in your position, duties or responsibilities without your prior written consent; or

(iii)	an actual change in your principal work location by more than 50 miles without your prior written consent; or

(iv)	failure by the Company to obtain from any successor company the assumption of the Company’s obligations under this letter agreement.

“Change of Control” means: (i) a change in the ownership of the corporation, (ii) a change in effective control of the corporation, or (iii) a change in the ownership of a substantial portion of the assets of the corporation, as those terms are used and defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and where the word “corporation” used above and in such provisions is taken to refer to the Company. This provision is intended to incorporate the definition of those terms in such section and such regulations, and shall be interpreted accordingly.

Your previously executed Employee Proprietary Information and Assignment of Inventions Agreement shall remain in effect in accordance with its terms.

The validity, interpretation, enforceability, and performance of this letter agreement shall be governed by and construed in accordance with the law of the State of California. If any provision of this letter agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this letter agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. You acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter agreement, and (b) that you have read and understand this letter agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment and not on any representations or promises other than those contained in this letter agreement.

If the terms and conditions of this promotion offer are acceptable to you as defined in this letter, please indicate your acceptance by signing and returning a signed duplicate copy of this letter to Brett Hooper by close of business on December 17, 2008.

Tom, the Board is pleased to provide you with this offer, and we look forward to your assumption of the leadership of the Company and joining us as a member of the Board of Directors.

Sincerely,

Martin A. Kaplan Chairman, Board of Directors JDS Uniphase Corporation

Thomas H. Waechter

December 17, 2008

I accept the offer of a promotion to and employment as Chief Executive Officer and President of JDSU under the terms described in this letter. I acknowledge that this letter agreement is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations except as explicitly stated herein and may not be modified in any way except in writing executed by an authorized agent of JDSU.

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Thomas H. Waechter	Date